Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Corporate Vice President, Investor Relations +1-781-434-4118
PAREXEL REPORTS THIRD QUARTER FISCAL YEAR 2011 FINANCIAL RESULTS
•	Consolidated service revenue of $301.4 million grew 3.5% year-over-year

•	GAAP diluted earnings per share of $0.26 impacted by lower than expected revenue

•	New business wins generated a net book-to-bill ratio of 1.44

•	Backlog of approximately $3.19 billion, up approximately 34% from one year ago

•	Early Phase-focused restructuring program to be implemented starting in Q4
Boston, MA, May 2, 2011 — PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the third quarter ended March 31, 2011.
For the three months ended March 31, 2011, PAREXEL’s consolidated service revenue increased by 3.5% to $301.4 million, compared with $291.2 million in the prior year period. Excluding the positive impact from foreign exchange movements of $3.3 million, revenue increased 2.4%, to $298.1 million. As reported under Generally Accepted Accounting Principles (GAAP), the Company generated operating income of $21.9 million, or 7.3% of consolidated service revenue, in the third quarter of Fiscal Year 2011, versus GAAP operating income of $25.8 million, or 8.9% of consolidated service revenue, in the comparable quarter of the prior year. On this basis, GAAP operating income declined 15.3% year-over-year. The financial results of the March quarter in the current and prior periods each included special items, as detailed in the financial charts within this press release. Excluding these special items in the current period, adjusted operating income totaled $22.4 million, or 7.4% of consolidated service revenue. Excluding the special items referenced above in the prior year period, adjusted operating income totaled $29.9 million, or 10.3% of consolidated service revenue. On this adjusted basis, operating income in the current quarter declined 25.1% year-over-year. GAAP net income for the current quarter totaled $15.7 million, or $0.26 per diluted share, compared with GAAP net income of $12.8 million, or $0.22 per diluted share, for the quarter ended March 31, 2010. On a GAAP basis, net income in the current quarter increased by 23.1%, and earnings per diluted share increased by 18.2%. Adjusted net income in the current period (which excludes the special items referenced above) was $16.1 million, or $0.27 per diluted share. Adjusted net income in the prior year quarter (which excludes the special items referenced above) was $16.8 million, or $0.28 per diluted share. Using adjusted numbers, net income in the current quarter declined by 4.5%, and earnings per diluted share declined by 3.6%.

The financial results in the third quarter were adversely impacted by a revenue shortfall in the Early Phase operating unit of Clinical Research Services, slower than expected revenue conversion from backlog related to strategic partnerships, and client delays on some large projects. In addition, the Company continues to have a disproportionate number of projects in the lower revenue generating start-up stage.
The Company’s current quarter tax benefit of approximately $900,000 resulted from a reduction in the estimated full-year tax rate due to a more favorable geographic mix of pre-tax profitability. At the same time, the Company experienced higher-than-anticipated foreign exchange losses on the Other Expense line, due in part to cash flow variability caused by implementation of the Company’s new billing system and the resulting delay in intercompany settlements.
The quality of the Company’s net receivables continued to improve with sequential increases in both billed receivables and deferred revenue coupled with a decrease in unbilled receivables. However, Days Sales Outstanding (DSO) increased to 72 days at March 31, 2011 as a result of lower gross revenue. On a related note, operating cash flow was $27.2 million in the quarter.
On a segment basis, consolidated service revenue for the third quarter of Fiscal Year 2011 was $227.0 million in Clinical Research Services (CRS), $34.1 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $40.3 million in Perceptive Informatics, Inc.
For the nine months ended March 31, 2011, consolidated service revenue was $901.6 million versus $835.7 million in the prior year period, an increase of 7.9%. GAAP operating income for the current nine-month period was $80.1 million, or 8.9% of consolidated service revenue, compared with GAAP operating income of $63.0 million, or 7.5% of consolidated service revenue in the prior year period. GAAP net income for the nine months ended March 31, 2011 was $50.4 million, or $0.84 per diluted share, compared with GAAP net income of $28.7 million, or $0.49 per diluted share, in the prior year period. Excluding the impact of certain special items as detailed in the attached financial charts in both nine month periods, adjusted operating income was $79.6 million, or 8.8% of consolidated service revenue, for the nine months ended on March 31, 2011, compared with $75.3 million or 9.0% of consolidated service revenue for the nine months ended on March 31, 2010. On an adjusted basis, net income for the nine months ended March 31, 2011 was $50.8 million, or $0.85 per diluted share, compared with $44.4 million, or $0.76 per diluted share, in the comparable prior year nine month period.
Backlog at the end of March was approximately $3.19 billion, an increase of approximately 34% year-over-year. Backlog included gross new business wins in the quarter of $566.5 million, cancellations of $132.4 million (4.4% of beginning backlog), and a positive impact from foreign exchange rates of $33.6 million. The net book-to-bill ratio was 1.44 in the quarter.
The Company also announced its plans to commence a restructuring program beginning in the fourth quarter of Fiscal Year 2011, primarily focused on Early Phase capacity reductions. The amount of the restructuring is estimated to total approximately $15.0 million (equating to approximately $0.18 per diluted share), of which approximately $4.0 million is expected to be recorded in the fourth quarter, negatively impacting earnings per diluted share by approximately $0.06. The remaining $0.12 is expected to be recorded in the second half of calendar year 2011. The restructuring is expected to generate cost savings in the range of $0.15 to $0.20 per diluted share during FY 2012. These amounts have been factored into the Company’s forward-looking guidance.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer, stated “The Early Phase market is clearly in transition. As industry conditions shift, our business must also adapt. To continue to serve our clients well in the future, it is essential that we become more agile in our Early Phase business. I believe that this restructuring will allow us to deploy our assets more productively. We are also strategically positioning the business to take advantage of new market opportunities.”
Mr. von Rickenbach noted, “During the third quarter, a shortfall in Early Phase revenue and slower than expected revenue conversion from backlog in the rest of CRS negatively impacted the quarter’s results. Delays with a few key programs have pushed revenue out to future quarters, while, at the same time, we have a significant number of large projects in backlog that continue to be in the lower revenue generating start-up stages.”
He continued, “With regard to new business, PAREXEL again achieved a very strong book-to-bill ratio, coming in at 1.44 this quarter. I am very pleased with our robust level of new business wins and the success that we continue to have in the marketplace. Also, the strength of our established Asia Pacific infrastructure continues to be very well received by clients.”
In discussing the future outlook for the Company, Mr. von Rickenbach stated, “While revenue continues to convert out of backlog more slowly than had been expected, cancellations were within normal levels this quarter, and our opportunity pipeline and backlog remain very solid. Given our new business performance and our expected growth, we are accelerating recruitment of additional direct labor staff in our Clinical Research Services business to ensure that we meet the future project needs of our clients. This ramp-up in hiring is taking place ahead of significant levels of revenue being generated from these projects, which will put pressure on operating margins in the near-term. I believe that our future is promising. Based on our current backlog and outlook, we anticipate mid-teens revenue growth in the second half of Fiscal Year 2012. This is an exciting time for our industry, and we believe that we are well-positioned to continue to increase our share of the market.”
The Company issued forward-looking guidance for the fourth quarter of Fiscal Year 2011 (ending June 30, 2011), for Fiscal Year 2011 and for Calendar Year 2011 using recent exchange rates. For the fourth quarter, the Company anticipates reporting consolidated service revenue in the range of $300.0 to $310.0 million, GAAP diluted earnings per share in the range of $0.00 to $0.04 and adjusted diluted earnings per share (which excludes the aforementioned restructuring charge) of $0.05 to $0.09. For Fiscal Year 2011, consolidated service revenue is expected to be in the range of $1.202 to $1.212 billion (previously issued revenue guidance was $1.220 to $1.240 billion). GAAP earnings per diluted share for Fiscal Year 2011 are projected to be in the range of $0.84 and $0.88 (previously issued GAAP earnings per diluted share guidance was $1.17 to $1.23), and adjusted earnings per diluted share (which excludes the restructuring charge and the special items referenced above) are projected to be in the range of $0.90 and $0.94. For Calendar Year 2011, consolidated service revenue is expected to be in the range of $1.245 to $1.275 billion (previously issued revenue guidance was $1.260 to $1.295 billion), GAAP earnings per diluted share are expected to be in the range of $0.57 to $0.70 (previously issued guidance was $1.21 to $1.31), and adjusted earnings per diluted share (excluding the restructuring charge and the special items referenced above) are projected to be in the range of $0.76 and $0.89.
Certain trended financial information may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s third quarter earnings, business, and financial outlook will begin at 10:00 a.m. ET on Tuesday, May 3, 2011 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company’s website at www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 (408) 940-3886 and ask to join the PAREXEL quarterly conference call.
About PAREXEL International
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 71 locations throughout 52 countries around the world, and has approximately 10,350 employees. For more information about PAREXEL International visit www.PAREXEL.com.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc. or their respective owners and are hereby acknowledged.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings, including the anticipated restructuring charge of approximately $15 million over the fourth quarter of Fiscal Year 2011 as well as the first and second quarters of Fiscal Year 2012; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 as filed with the SEC on February 9, 2011, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended				Three Months Ended
	March 31, 2011				March 31, 2010
(in thousands, except per share data)	As Reported	Adjustments		Non-GAAP	As Reported		Adjustments		Non-GAAP
Service revenue	$301,396			$301,396	$291,244				$291,244
Reimbursement revenue	51,565			51,565	53,162				53,162

Total revenue	352,961	—		352,961	344,406				344,406

Costs and expenses:
Direct costs	192,507	(368)	(b)	192,139	181,810	(a)			181,810
Reimbursable out-of-pocket expenses	51,565			51,565	53,162				53,162
Selling, general and administrative	70,798	(7)	(b)	70,791	64,304	(a)			64,304
Depreciation	13,582			13,582	12,439		64	(c)	12,503
Amortization	2,500			2,500	2,748				2,748
Other benefit	—			—	—				—
Restructuring charge	144	(144)	(c)	—	4,119		(4,119)	(c)	—

Total costs and expenses	331,096	(519)		330,577	318,582		(4,055)		314,527

Income from operations	21,865	519		22,384	25,824		4,055		29,879

Other expense	(7,003)			(7,003)	(6,350)		430	(d)	(5,920)

Income before income taxes	14,862	519		15,381	19,474		4,485		23,959

Provision for income tax expense (benefits)	(872)	181	(e)	(691)	6,691		439	(e)	7,130
Effective tax rate	-5.9%			-4.5%	34.4%				29.8%

Net income	$15,734	$338		$16,072	$12,783		$4,046		$16,829

Earnings per common share:
Basic	$0.27			$0.27	$0.22				$0.29
Diluted	$0.26			$0.27	$0.22				$0.28

Shares used in computing earnings per common share:
Basic	58,673			58,673	58,135				58,135
Diluted	59,808			59,808	59,184				59,184

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

(b)	Severance associated with FY11 restructuring activities.

(c)	Restructuring charges pursuant to plans announced or implemented in Q3 FY10 include $0.5 million of facility-related costs and $3.6 million in severance costs. The Q3 FY11 charge is related primarily to additional severance costs on the FY10 restructuring plan.

(d)	Asset impairment charge.

(e)	Taxes associated with items (b) — (d).
Balance Sheet Information

	Preliminary
	March 31,	December 31,	June 30,	March 31,
	2011	2010	2010	2010
Billed accounts receivable, net	$355,733	$311,377	$229,932	$250,642
Unbilled accounts receivable, net	279,832	285,977	248,994	237,001
Deferred revenue	(321,007)	(285,576)	(261,080)	(279,874)

Net receivables	$314,558	$311,778	$217,846	$207,769

Cash and marketable securities	$119,424	$87,552	$107,413	$117,809
Working capital	$251,803	$217,170	$158,624	$181,930
Total assets	$1,443,834	$1,356,032	$1,220,710	$1,227,887
Short-term borrowings	$111,787	$110,019	$32,082	$32,082
Long-term debt	$177,583	$172,230	$183,707	$192,626
Stockholders’ equity	$558,763	$516,714	$439,555	$444,283

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Nine Months Ended				Nine Months Ended
	March 31, 2011				March 31, 2010
(in thousands, except per share data)	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Service revenue	$901,575			$901,575	$835,738			$835,738
Reimbursement revenue	157,693			157,693	154,186			154,186

Total revenue	1,059,268	—		1,059,268	989,924			989,924

Costs and expenses:
Direct costs	575,964	(368)	(b)	575,596	534,074 (a)			534,074
Reimbursable out-of-pocket expenses	157,693			157,693	154,186			154,186
Selling, general and administrative	198,514	(7)	(b)	198,507	181,957 (a)			181,957
Depreciation	40,438			40,438	37,159	(450)	(c)	36,709
Amortization	7,408			7,408	7,731			7,731
Other benefit	—				(1,144)	1,144	(d)	—
Restructuring (benefit) charge	(818)	818	(c)	—	12,950	(12,950)	(c)	—

Total costs and expenses	979,199	443		979,642	926,913	(12,256)		914,657

Income from operations	80,069	(443)		79,626	63,011	12,256		75,267

Other expense	(22,791)	1,166	(e)	(21,625)	(17,074)	6,572	(e)	(10,502)

Income before income taxes	57,278	723		58,001	45,937	18,828		64,765

Provision for income taxes	6,921	270	(f)	7,191	17,263	3,106	(f)	20,369
Effective tax rate	12.1%			12.4%	37.6%			31.5%

Net income	$50,357	$453		$50,810	$28,674	$15,722		$44,396

Earnings per common share:
Basic	$0.86			$0.87	$0.49			$0.77
Diluted	$0.84			$0.85	$0.49			$0.76

Shares used in computing earnings per common share:
Basic	58,545			58,545	57,960			57,960
Diluted	59,717			59,717	58,463			58,463

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

(b)	Severance associated with FY11 restructuring activities.

(c)	Restructuring charges pursuant to plans announced or implemented in Q2 and Q3 FY10 include $0.4 million of accelerated depreciation on abandoned facilities, $5.8 million of facility-related costs and $7.2 million in severance costs. The FY11 charge is related primarily to additional severance costs on the FY10 restructuring plan.

(d)	Release of $1.1 million in certain reserves related to the $15 million wind-down costs and bad debt expense established in Q2 FY09 for a client contract default.

(e)	Impairment charge on an asset (FY11) and investment (FY10).

(f)	Tax associated with items (b) — (e).

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended				Three Months Ended
	March 31, 2011				March 31, 2010(a)
(in thousands)	As Reported	Adjustments		Non-GAAP	As Reported
Clinical Research Services (CRS)

Service revenue	$227,006			$227,006	$221,456
% of total service revenue	75.3%			75.3%	76.0%
Gross profit	$77,955	201	(b)	$78,156	$79,058
Gross margin % of service revenue	34.3%			34.4%	35.7%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$34,136			$34,136	$31,518
% of total service revenue	11.3%			11.3%	10.8%
Gross profit	$13,665	55	(b)	$13,720	$12,682
Gross margin % of service revenue	40.0%			40.2%	40.2%

Perceptive Informatics, Inc. (PII)

Service revenue	$40,254			$40,254	$38,270
% of total service revenue	13.4%			13.4%	13.2%
Gross profit	$17,269	112	(b)	$17,381	$17,694
Gross margin % of service revenue	42.9%			43.2%	46.2%

Total service revenue	$301,396			$301,396	$291,244
Total gross profit	$108,889	368		$109,257	$109,434
Gross margin % of service revenue	36.1%			36.3%	37.6%

Revenue by Geography

The Americas	$106,996			$106,996	$114,972
Europe, Middle East & Africa	146,008			146,008	141,810
Asia/Pacific	48,392			48,392	34,462

Total service revenue	$301,396			$301,396	$291,244

Quarterly Supplemental Financial Data

Total revenue	$352,961			$352,961	$344,406
Investigator fees	38,557			38,557	50,988

Gross revenue	$391,518			$391,518	$395,394

Days sales outstanding	72				47

Capital expenditures	11,063				18,624

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

(b)	Severance associated with FY11 restructuring activities.

PAREXEL International Corporation
Segment Information
Unaudited

	Nine Months Ended				Nine Months Ended
	March 31, 2011				March 31, 2010 (a)
(in thousands)	As Reported	Adjustments		Non-GAAP	As Reported
Clinical Research Services (CRS)

Service revenue	$690,009			$690,009	$645,350
% of total service revenue	76.5%			76.5%	77.2%
Gross profit	$238,129	201	(b)	$238,330	$228,098
Gross margin % of service revenue	34.5%			34.5%	35.3%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$94,484			$94,484	$90,070
% of total service revenue	10.5%			10.5%	10.8%
Gross profit	$37,642	55	(b)	$37,697	$33,445
Gross margin % of service revenue	39.8%			39.9%	37.1%

Perceptive Informatics, Inc. (PII)

Service revenue	$117,082			$117,082	$100,318
% of total service revenue	13.0%			13.0%	12.0%
Gross profit	$49,840	112	(b)	$49,952	$40,121
Gross margin % of service revenue	42.6%			42.7%	40.0%

Total service revenue	$901,575			$901,575	$835,738
Total gross profit	$325,611	368		$325,979	$301,664
Gross margin % of service revenue	36.1%			36.2%	36.1%

Revenue by Geography

The Americas	$367,081			$367,081	$325,486
Europe, Middle East & Africa	407,738			407,738	413,809
Asia/Pacific	126,756			126,756	96,443

Total service revenue	$901,575			$901,575	$835,738

(a)	Prior year numbers have been reclassified to conform with the current year presentation.

(b)	Severance associated with FY11 restructuring activities.